Exhibit 2.1

AGREEMENT AND PLAN OF MERGER By and Among Derma Sciences, Inc., ME Merger Sub Inc., MedEfficiency, Inc., And MedE SR LLC

March 27, 2012

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Article IV Representations and Warranties of Buyer and Merger Sub		25
4.1	Organization, Power and Authority	25
4.2	Authorization; No Breach	25
4.3	No Conflict	26
4.4	Brokerage	26
4.5	Merger Sub	26
4.6	Litigation	26
4.7	Availability of Funds	26
Article V Certain Covenants		27
5.1	Certain Actions to Close Transactions	27
5.2	Stockholder Approval	27
5.3	Conduct of Business Before the Closing	27
5.4	Access to Information	28
5.5	No Solicitation of Other Bids	28
5.6	Notice of Certain Events	29
5.7	General	29
5.8	Tax Matters	30
5.9	Employment Matters	31
5.10	Indemnification of Officers and Directors of the Company.	31
Article VI Conditions to Closing		33
6.1	Conditions to Each Party’s Obligation to Effect the Merger	33
6.2	Conditions to Obligations of Buyer and Merger Sub	33
6.3	Conditions to Obligations of the Company	35
Article VII Termination		36
7.1	Termination	36
7.2	Effect of Termination	37
Article VIII Indemnification		37
8.1	Survival	37
8.2	General Indemnification	37
8.3	Exclusive Remedy	39
8.4	Indemnification Procedures	39
8.5	Payments	41
8.6	Merger Consideration Adjustment Treatment	41
Article IX Definitions		41
9.1	Definitions	41
9.2	Other Definitional Provisions	50
Article X Miscellaneous		50
10.1	Expenses	50
10.2	Remedies	50
10.3	Consent to Amendments; Waivers	50
10.4	Successors and Assigns	50
10.5	Press Releases and Communications	51
10.6	Severability	51
10.7	Counterparts	51

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10.8	Entire Agreement	51
10.9	No Third Party Beneficiaries	51
10.10	Schedules and Exhibits	51
10.11	Governing Law	52
10.12	Notices	52
10.13	No Strict Construction	53

SCHEDULES AND EXHIBITS

Schedules

Disclosure Schedules

Exhibits

Exhibit A Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, this (“Agreement”), dated as of March 27, 2012, 2012], is entered into by and among Derma Sciences, Inc., a Pennsylvania corporation (“Buyer”), ME Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), MedEfficiency, Inc., a Delaware corporation (the “Company”), and MedE SR LLC, a Delaware limited liability company, as the Stockholder Representative. Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in Article IX below.

RECITALS

A. The Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct or indirect wholly-owned subsidiary of Buyer.

B. The respective Boards of Directors of Buyer, Merger Sub, and the Company have each determined that the Merger is fair to and in the best interests of their respective corporations and their respective stockholders, and have each approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

C. The Board of Directors of the Company has unanimously recommended that its stockholders approve and adopt this Agreement, the Merger, and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I
The Merger

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Closing; Effective Time.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Thompson Hine llp, located at 335 Madison Avenue, New York New York 10017, or electronically, at 9:00 a.m., Eastern Daylight Time, no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Buyer and the Stockholder Representative may mutually agree upon in writing. The parties shall use their commercially reasonable efforts to cause all of such conditions to be satisfied on or before April 30, 2012. The date of the Closing is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the Company and Buyer will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective (i) at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or (ii) at such later date or time as the Company and Buyer may agree and specify in the Certificate of Merger (the time specified in (i) or (ii), as applicable, being the “Effective Time”).

1.3 Effect of the Merger. From and after the Effective Time, the Surviving Corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the obligations, liabilities, restrictions, and disabilities of the Company, all as provided under the DGCL.

1.4 Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of Merger Sub as in effect immediately before the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law, except that the certificate will reflect “MedEfficiency, Inc.” as the name of the Surviving Corporation, as of the Effective Time.

(b) The bylaws of Merger Sub in effect immediately before the Effective Time will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

1.5 Directors and Officers. From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Article II
Conversion of Capital Stock; Merger Consideration

2.1 Conversion of Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, or the holders of any shares of Company Stock:

(a) Cancellation of Treasury Stock. Each share of capital stock held by the Company as treasury stock will be canceled and retired and will cease to exist, and no payment or distribution will be made or delivered with respect thereto.

(b) Company Stock. Each share of Company Stock issued and outstanding immediately before the Effective Time (other than any shares to be canceled pursuant to Section 2.1(a)

and any Dissenting Shares) automatically will be cancelled and extinguished and converted into the right to receive an amount in cash equal to:

(i) in the case of each share of Preferred Stock, an amount equal to the sum of (A) the Preference Amount Per Share; plus (B) the CSE Value of such share multiplied by the Residual Upfront Payment Per Share; plus (C) any amounts required to be paid with respect to such share in connection with the Post-Closing Payments as and when such payments are required to be made (the “Preferred Merger Consideration”); and

(ii) in the case of each share of Common Stock, an amount equal to the sum of (A) the Residual Upfront Payment Per Share; plus (B) any amounts required to be paid with respect to such share in connection with the Post-Closing Payments as and when such payments are required to be made (the “Common Merger Consideration”);

in each case without interest, subject to applicable tax withholding, rounded to the nearest two decimal places after combining the applicable portion of the Merger Consideration payable to each holder as a result of all Company Securities held by such holder.

(c) Common Stock of Merger Sub. Each share of common stock, par value $.0001 per share, of Merger Sub issued and outstanding immediately before the Effective Time will be converted into and become as of the Effective Time one validly issued, fully paid and non-assessable share of common stock, par value $.0001, of the Surviving Corporation, and these shares will constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2 Company Options.

(a) The Company will take all requisite action so that, at the Effective Time, all Company Options that are outstanding immediately before the Effective Time and then held by any Company Securityholder, whether or not then vested or exercisable, will be, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the holder of those Company Options or any other Person, cancelled and exchanged for the right to receive from Buyer and the Surviving Corporation, at the times and in the same proportions as the Common Merger Consideration is paid with respect to shares of Common Stock, an amount in cash, without interest, equal to the product of (x) the Company Securityholder’s Option CSE, multiplied by (y) the Common Merger Consideration, less any Taxes withheld as contemplated by Section 2.5(i). The aggregate of amounts payable with respect to all Company Options outstanding immediately before the Effective Time by all Company Securityholders (without taking into account any tax withholding obligation) is referred to in this Agreement as the “Option Merger Consideration.”

(b) At or before the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, will adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Section 2.2(a).

2.3 CSE Table. Attached as Exhibit 2.3 is a spreadsheet (the “CSE Table”), prepared by the Company, setting forth the name and address (as reflected on the Company’s records), of each Company Securityholder and, in addition, as to each such Company Securityholder, the following information (in each case as of the date of this Agreement and assuming no change in holdings of Company Securityholders through the Effective Time):

(a) the number of shares of Preferred Stock held and the number of shares of Common Stock that would be issued upon conversion of those shares of Preferred Stock to shares of Common Stock in accordance with the Company Charter (such latter number, the Company Securityholder’s “Preferred CSE”);

(b) the number of shares of Common Stock held (such number, the Company Securityholder’s “Common CSE”);

(c) the number of shares of Common Stock with respect to which Company Options are held and the number of shares of Common Stock that would be issued (without taking into account any tax withholding obligation) upon a net-settled exercise of those Company Options assuming the value of the Common Stock at the time of the net-settled exercise was equal to the Pro Forma Common Merger Consideration (such latter number, the Company Securityholder’s “Option CSE”); and

(d) the sum of the Company Securityholder’s Preferred CSE, Common CSE, and Option CSE (such sum, the Company Securityholder’s “Aggregate CSE”).

2.4 Closing Payments. Not less than two Business Days before the Closing, the Company will deliver to Buyer a spreadsheet, in the form of Schedule 2.4, setting forth in detail (1) an updated CSE Table showing the allocation of the Closing Payment among the Company Securityholders, and (ii) the amounts of Company Transaction Expenses that will be outstanding at Closing as well as the names and addresses of all Persons who will be entitled to receive Company Transaction Expenses upon the occurrence of the Closing (the “Closing Payment Spreadsheet”). At Closing, Buyer will make the following payments:

(a) to the Escrow Agent, $725,000 (the “Escrow Amount”), to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement;

(b) to the Stockholder Representative, $350,000 (the “Expense Fund Amount”) in order to establish the Former Holder Expense Fund;

(c) to each Person set forth on the Closing Payment Spreadsheet, an amount equal to the Company Transaction Expenses set forth opposite such Person’s name;

(d) to the Former Holders and/or the Disbursing Agent, the Closing Payment.

Buyer will make the payments provided for in Sections 2.4(a) through 2.4(c) by wire transfer of immediately available funds pursuant to wire transfer instructions to be provided by the Stockholder Representative concurrently with the Closing Payment Spreadsheet. The payment provided for in Section 2.4(d) will be paid as specified in Section 2.5.

2.5 Payment of Cash for Merger Shares.

(a) Buyer and the Company will use good faith efforts to agree upon a form of letter of transmittal promptly after the date hereof, in accordance with the provisions set forth in Section 2.5(c). If the Company determines to do so, it may mail the agreed form of letter of transmittal to each or any record holder of Company Securities before the Closing Date. No later than five days before the Closing Date, the Company may deliver to Buyer a schedule (the “Section 2.5 Schedule”) setting forth the names of those Persons who have returned duly executed letters of transmittal, the number of Merger Shares held by those Persons and wire instructions for those Persons. At the Closing and upon surrender by the Person(s) named in the Section 2.5 Schedule of the stock certificate or certificates, if any, representing the Merger Shares held by such Person(s) and a properly completed and duly executed letter of transmittal and any other documents Buyer may reasonably request, Buyer will pay (by wire transfer in immediately available funds to the account specified in the Section 2.5 Schedule) to the Persons complying with the foregoing, the applicable portion of the Closing Payment (as specified in the updated CSE Table included in the Closing Payment Spreadsheet) in exchange for the Merger Shares so surrendered or canceled, less any Taxes withheld as contemplated by Section 2.5(i).

(b) Before the Closing Date, Buyer will designate a bank or trust company that is reasonably satisfactory to the Company, that is organized and doing business under the laws of the United States or any state thereof and that has a combined capital and surplus of at least $1,000,000,000 to serve as the disbursing agent for the Merger Consideration (the “Disbursing Agent”). At or before the Closing, Buyer will cause to be deposited with the Disbursing Agent cash in the aggregate amount equal to the Closing Payment (less any amount to be paid at Closing pursuant to Section 2.5(a)). Pending distribution of the cash deposited with the Disbursing Agent and subject to the completion of the Merger, such cash will be held in trust for the benefit of the Former Holders and will not be used for any other purposes; provided however, that Buyer may direct the Disbursing Agent to invest such cash in obligations of or guaranteed by the United States of America, as long as no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.5(c).

(c) As promptly as practicable after the Effective Time (but no later than two Business Days after the Effective Time), the Surviving Corporation will send, or cause the Disbursing Agent to send, to each Former Holder who has not already returned a letter of transmittal under Section 2.5(a), a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Merger Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates, if any, representing the Merger Shares to the Disbursing Agent. In addition to the terms and conditions set forth in this Section 2.5, the letter of transmittal will include other customary terms and conditions applicable to the surrender of stock certificates and payment of the Merger Consideration, including, without limitation, as may be required under the DGCL, notice of appraisal rights to such holders of Company Stock entitled thereto. Upon surrender of such stock certificate or certificates, if any, to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation as the Disbursing Agent may reasonably require, the Former Holder thereof will be entitled to receive the Merger Consideration payable in exchange therefor (as specified in the updated CSE Table included in the Closing Payment Spreadsheet), less any amounts required to be withheld under any applicable Tax Law. Until so surrendered and exchanged, each such certificate will, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash will be paid to the holder of such outstanding certificate in respect thereof.

(d) If payment is to be made to a Person other than the Former Holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it will be a condition to such payment that the certificate or certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment will pay to the Buyer or Disbursing Agent (as the case may be) any applicable stock transfer taxes or establish to the satisfaction of the Buyer or Disbursing Agent (as the case may be) that such stock transfer taxes have been paid or are not payable.

(e) After the Effective Time, there will be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, such shares will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) If any cash deposited with the Disbursing Agent remains unclaimed six months after the Effective Time, such cash will be returned to the Surviving Corporation upon demand, and any Former Holder who has not complied with the procedures required to receive his portion of the Merger Consideration before that time will thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation will not be liable to any Former Holder for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by Former Holders, as of the day immediately before such time that such amounts would otherwise escheat to or become property of any Government Entity, will to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) From and after the Effective Time, the holders of Company Stock outstanding immediately before the Effective Time will cease to have any rights with respect to such Company Stock, other than the right to receive the Merger Consideration as provided in this Agreement.

(h) If any Merger Share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Merger Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Merger Share certificate the proper amount of the Merger Consideration.

(i) Buyer, the Surviving Corporation and the Disbursing Agent will deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

2.6 Minimum Closing Net Assets and Cash. The Company covenants and agrees that the Closing Net Assets shall be no less than $600,000, of which cash and cash equivalents shall be no less than $100,000. For determining compliance with this covenant:

(a) Closing Statement. As promptly as practicable, but in any event within 45 days after the Closing Date, Buyer will deliver to the Stockholder Representative: (i) an unaudited balance sheet of the Company as of the Closing Date and (ii) its calculation of Closing Net Assets, together with all worksheets, schedules and other data reasonably requested by the Stockholder Representative to support such calculation (collectively, the “Closing Statement”). The balance sheet contained in the Closing Statement will be prepared in a manner consistent with the 2011 Audited Financial Statements.

(b) Dispute. Within 30 days following delivery of the Closing Statement by Buyer, if the Stockholder Representative has any objection to Buyer’s calculation of the Closing Net Assets or any other items set forth in the Closing Statement, the Stockholder Representative will deliver to Buyer a written statement setting forth the Stockholder Representative’s objections to the Closing Statement (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which the Stockholder Representative objects (the “Disputed Items”). If the Stockholder Representative does not deliver an Objections Statement to Buyer within such 30 day period, the Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties. If the Stockholder Representative delivers an Objections Statement, the Stockholder Representative and Buyer will negotiate in good faith to resolve any Disputed Items. If the Stockholder Representative and Buyer are not able to reach a final resolution with respect to any Disputed Item within 30 days after the delivery of the Objections Statement to Buyer, the Stockholder Representative and Buyer will jointly engage BDO Seidman (the “Accounting Firm”) to resolve any unresolved Disputed Items. If the parties submit any unresolved Disputed Items to the Accounting Firm, within 30 days after the date on which any unresolved Disputed Items were submitted to the Accounting Firm for resolution, each party will submit to the Accounting Firm a written statement with its position on each Disputed Item (which, in the case of Buyer, will be consistent with the position taken in the Closing Statement and, in the case of the Stockholder Representative, will be consistent with the position taken in the Objections Statement), together with such supporting documentation as may be reasonably requested by the Accounting Firm. The Stockholder Representative and Buyer will each be entitled to meet with the Accounting Firm and will each use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the statements prepared by the Stockholder Representative and Buyer. The Accounting Firm will determine the amount of the Closing Net Assets based upon the terms of this Agreement and the accounting principles used to prepare the 2011 Audited Financial Statements and its final determination will be, in the aggregate, neither more favorable to Buyer than the position taken by Buyer in the Closing Statement, nor more favorable to the Stockholder Representative than the position taken by the Stockholder Representative in the Objections Statement. The Accounting Firm will provide a calculation of the Closing Net Assets to both parties based on its resolution of the Disputed Items, and the Closing Net Assets as so calculated will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of any such dispute by the Accounting Firm. The costs and expenses of the Accounting Firm will be paid (i) by Buyer if the Accounting Firm’s calculation results in no adjustment being made under Section 2.6(d) , and (ii) by the Stockholder Representative if any adjustment is made under Section 2.6(d). Any such costs payable by the Stockholder Representative may be paid by the Escrow Agent from the Escrow Fund upon the direction of the Stockholder Representative.

(c) Access. For purposes of complying with the terms set forth in this Section 2.6, the Stockholder Representative, on the one hand, and Buyer, on the other hand, will, and Buyer will cause the Company to, cooperate with and provide the other party, the Accounting Firm and their respective representatives with access (upon reasonable notice and during normal business hours) to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company as may be reasonably requested in connection with review of the Closing Statement and the resolution of any Disputed Items. If the Stockholder Representative, on the one hand, or Buyer or the Company, on the other hand, does not provide access under the terms of this Section 2.6 within five days of the request therefor (or such shorter period as may remain in any applicable period set forth in this Section 2.6), the applicable time period set forth in this Section 2.6 will be extended by one day for each additional day required for the Stockholder Representative, on the one hand, or Buyer or the Company, on the other hand, to fully comply with such request.

(d) Adjustment. If either (i) the Closing Net Assets (as finally determined pursuant to this Section 2.6) are less than $600,000, and/or (ii) the amount of cash and cash equivalents of the Company as of the Effective Time is less than $100,000, Buyer and the Stockholder’s Representative will direct the Escrow Agent to pay an amount equal to the greater of (x) the amount by which the Closing Net Assets are less than $600,000, or (y) the amount by which the amount of cash and cash equivalents of the Company as of the Effective Time is less than $100,000 (but, whether under (x) or (y), not more than the entire amount in the Escrow Account). Any payment provided for in this Section 2.6(d) will be made within five Business Days of the date on which the amount of Closing Net Assets is finally determined (whether by delivery from the Stockholder Representative to Buyer of a written acceptance of the amount reflected in the Closing Statement, by the expiration of 30 days after delivery of the Closing Statement to Buyer without Buyer having delivered an Objections Statement, upon delivery by the Accounting Firm of its calculation, or upon other mutual agreement by Buyer and the Stockholder Representative).

2.7 No Further Rights in Common Stock. All shares of Common Stock, when converted at the Effective Time in accordance with Section 2.1, will no longer be outstanding and will automatically be canceled and extinguished, and each holder of any such shares will cease to have any rights with respect thereto, other than the right to receive the applicable portion of the Merger Consideration in accordance with the terms of this Agreement or, in the case of Dissenting Shares, to perfect their right to receive payment for such shares pursuant to the DGCL.

2.8 Post-Closing Payments. The Stockholder Representative shall deliver to Buyer and the Disbursing Agent, at least three (3) Business Days prior to the making of any Post-Closing Payment, a Post-Closing Payment Spreadsheet. All Post-Closing Payments shall be distributed to the Former Holders in accordance with their Allocable Shares as set forth in the applicable Post-Closing Payment Spreadsheet; provided, however, that notwithstanding any provision of this Agreement to the contrary, any supplemental deposit to the Former Holder Expense Fund requested by the Stockholder Representative in accordance with Section 2.10(d), arising in connection with or related to any Post-Closing Payment, shall be deducted from the amount payable to the Former Holders, and Buyer shall cause the deducted amounts to be paid to the Persons entitled thereto as set forth in the applicable Post-Closing Payment Spreadsheet. Buyer, the Surviving Corporation and the Disbursing Agent shall be entitled, without any duty of inquiry or investigation, to rely on and make payments in accordance with the Post-Closing Payment Spreadsheet.

2.9 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately before the Effective Time and which are held by Company Stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive any portion of the Merger Consideration. Such Company Stockholders will be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who will have failed to perfect or who effectively will have withdrawn, waived or lost their rights to appraisal of such shares of Company Stock under the DGCL will thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without any interest thereon, upon surrender of the Certificate(s) that formerly evidenced such shares of Company Stock, in the manner provided in, and subject to the conditions of, this Agreement. Any amounts otherwise distributable to the respective holders of Dissenting Shares will be held by Buyer or the Disbursing Agent until distribution is made under this Section 2.9.

(b) The Company will give Buyer and the Stockholder Representative prompt notice of any demands for appraisal received by the Company (including copies of all written documentation with respect to same), withdrawals or waivers of such demands, and any other related instruments served pursuant to the DGCL and received by the Company. Before the Effective Time, Buyer will have the opportunity and right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Buyer (which consent will not unreasonably be withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10 Stockholder Representative; Binding Action.

(a) By virtue of the approval and adoption of this Agreement by the requisite vote of the Company Stockholders and/or the cancellation of Company Options in exchange for Merger Consideration, the Former Holders will be deemed to have agreed to appoint MedE SR LLC, a Delaware limited liability company, (and by execution of this Agreement MedE SR LLC hereby accepts such appointment) as the agent and attorney-in-fact (the “Stockholder Representative”) for and on behalf of the Former Holders, to act in the name, place and stead of each Former Holder with respect to all actions required to be taken by the Former Holders or the Stockholder Representative, on behalf of the Former Holders, pursuant to this Agreement or the Ancillary Agreements, including (i) to deliver and receive all notices and communications, (ii) to prepare and deliver Post-Closing Payment Spreadsheets and resolve any questions regarding the distribution of Post-Closing Payments, including distributions to the Stockholder Representative in his capacity as a Former Holder; (iii) monitor and enforce the post-Closing obligations of Buyer and the Surviving Corporation under this Agreement, including Section 2.5; (iv) take all actions contemplated by Section 2.6 with respect to the determination of Closing Net Assets and cash on hand at the Effective Time, including authorizing the payment of any adjustment under that section; and (v) to resolve or satisfy any indemnification claims for Losses incurred by Buyer Indemnified Parties under Article VIII and to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. The power of attorney granted in this Section 2.10 is coupled with an interest and is irrevocable, may be delegated by the Stockholder Representative and will survive the death or incapacity of any Former Holder. No bond will be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services. The identity of the Stockholder Representative may be changed, and a successor Stockholder Representative may be appointed, from time to time (including in the event of the resignation or the death, dissolution, disability or other incapacity of the Stockholder Representative) by Former Holders holding a majority of the Merger Shares, and any such successor shall succeed the Stockholder Representative as Stockholder Representative hereunder.

(b) The Stockholder Representative will not be liable to any Former Holder for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of such Stockholder Representative, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Stockholder Representative will only have the duties expressly stated in this Agreement and will have no other duty, express or implied. The Stockholder Representative may engage attorneys, accountants and other professionals and experts. The Stockholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholder Representative based on such reliance will be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Former Holders, severally in accordance with their Allocable Shares, shall indemnify and hold the Stockholder Representative harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Stockholder Representative without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement. The foregoing indemnification shall survive the resignation or removal of the Stockholder Representative. In no event shall the Stockholder Representative be liable for punitive, exemplary, speculative, consequential or indirect damages.

(c) From and after the Effective Time, a decision, act, consent or instruction of the Stockholder Representative within the scope of its authority will constitute a decision of the Former Holders and will be final, binding and conclusive upon the Former Holders. Each of Buyer, the Escrow Agent, and the Disbursing Agent (i) may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every Former Holder; and (ii) is hereby relieved from any liability to any Person for any acts done in accordance with any such decision, act, consent or instruction of the Stockholder Representative.

(d) The Former Holder Expense Fund shall be held and administered by the Stockholder Representative in accordance with the terms of this Section 2.10(d). The Stockholder Representative shall have the right to pay (or reimburse itself to the extent it has advanced) the out-of-pocket costs and expenses associated with the performance of its duties hereunder (including legal and accounting fees and costs and any costs or expenses associated with the creation, maintenance or dissolution of any entity that may from time to time serve as the Stockholder Representative) (collectively, “Former Holder Expenses”) from the Former Holder Expense Fund, without notice to or consent of any other Person. The Stockholder Representative shall (i) maintain the Former Holder Expense Fund in an interest-bearing bank account dedicated exclusively to the payment of Former Holder Expenses; (ii) not commingle the funds in such account with any of its other assets; (iii) maintain such account free of liens, attachments or encumbrances; and (iv) hold such account in trust and disburse the funds in such account exclusively in accordance with this Agreement. If at any time the balance of the Former Holder Expense Fund is insufficient to pay or reimburse the full amount of Former Holder Expenses, then the Stockholder Representative shall have the right to charge the excess to the Former Holders, with each Former Holder being severally liable for its Allocable Share thereof. If, at the time any Post-Closing Payment becomes due and payable, the remaining balance of the Former Holder Expense Fund is less than the Expense Fund Amount, the Stockholder Representative shall have the right to specify in the applicable Post-Closing Payment Spreadsheet that a portion of such Post-Closing Payment, up to the amount required to restore the balance of the Former Holder Expense Fund to the Expense Fund Amount, shall be deposited with the Stockholder Representative and deducted from the amount payable to the Former Holders as contemplated by Section 2.8. At such time or times as the Stockholder Representative determines, in its reasonable judgment, that the remaining balance in the Former Holder Expense Fund exceeds the amount required to cover the Former Holder Expenses that it reasonably expects to be incurred, the Stockholder Representative shall remit the excess funds to the Disbursing Agent for distribution to the Former Holders.

(e) For so long as any amount remains in the Escrow Account, Buyer shall cause the Surviving Corporation to provide the Stockholder Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Buyer and the Surviving Corporation for purposes of determining the ultimate disposition of those funds.

Article III
Representations and Warranties of the Company

The Company represents and warrants to Buyer and Merger Sub as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to do business in the jurisdictions set forth on Schedule 3.1, which constitute all such qualifications that are required given the character of the Company’s assets and properties or in which the transaction of the Company’s business makes such qualification necessary, except where the failure to be so qualified is not material to the conduct of the Company’s business.

3.2 Authority. The Company has all requisite power and authority necessary to own and operate its properties, to carry on the Business as now conducted and to execute and deliver this Agreement and the other Ancillary Agreements to which it is or will be party and to perform its obligations hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, consisting of (i) resolutions duly adopted and approved by the Board of Directors at a meeting thereof or by written consent approving the foregoing and recommending the approval of the Merger by the Company’s stockholders, and (ii) upon the execution and delivery of the written consents by the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting together as a single class and with each share entitled to one vote per share), to approve and adopt this Agreement (the actions described in subsection (ii) being referred to as the “Stockholder Approval”). No other corporate or stockholder proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (y) general principles of equity that restrict the availability of equitable remedies. The copies of the Company’s certificate of incorporation and bylaws made available to Buyer are complete and correct and reflect all amendments made thereto at any time before the date of this Agreement. The minute books and other books and records of the Company (containing the records of meetings of the stockholders, the Board of Directors and any committees of the Board of Directors) are substantially correct and complete.

3.3 Capitalization; Subsidiaries; Indebtedness.

(a) The authorized, issued and outstanding capital stock of the Company is set forth on Schedule 3.3(a). The capital stock set forth on Schedule 3.3(a) constitutes all of the issued and outstanding capital stock of the Company and all of the issued and outstanding capital stock of the Company is validly issued, fully paid and non-assessable. Except as disclosed on Schedule 3.3(a), there are (i) no outstanding subscriptions, options, calls, convertible debt, contracts, commitments, understandings, restrictions, arrangements, warrants or other rights, including any rights plan, or any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company, respectively, or obligating the Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which the Company is a party or bound with respect to the voting of any of the Equity Interests of the Company or which restrict the transfer of any such Equity Interest (in each case including the Merger Shares). Except as disclosed on Schedule 3.3(a), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interest of the Company. The Company is not under any obligation to register the offer and sale or resale of its securities under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

(b) The Company does not have any Subsidiaries or hold any Equity Interest of any Person.

(c) Except as set forth on the Closing Payment Spreadsheet (which amounts will be paid by Buyer on behalf of the Company in connection with the Closing in accordance with Section 2.4(c)), as of the Effective Time, the Company will have no Indebtedness and there are will be no Company Transaction Expenses.

(d) The information set forth on the CSE Table is complete and accurate as of the date of execution of this Agreement and the information set forth on the updated CSE Table will be complete and accurate as of the Effective Time.

3.4 No Conflict. Except as set forth on Schedule 3.4 , the consummation of the transactions contemplated by this Agreement and the execution and delivery by the Company of all agreements and instruments contemplated hereby to which the Company is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Merger Shares or any asset or property of the Company, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to, (A) the certificate of incorporation, by-laws or other organizational documents of the Company, (B) any Law or any Order to which the Company or any of its assets or properties is subject or (C) any Material Contracts or Leases.

3.5 Financial Statements.

(a) Attached hereto as Schedule 3.5 (a) are (i) the 2011 Audited Financial Statements and (ii) the balance sheets of the Company as of December 31, 2009 and 2010, and the related statements of income for each of the fiscal years then ended, together with the notes thereto, if any, all as prepared by management of the Company and used by the Company for general management purposes (the “Management Financial Statements”). The balance sheet of the Company as of December 31, 2011 included in the 2011 Audited Financial Statements is referred to in this Agreement as the “12/31/11 Balance Sheet.”

(b) The Management Financial Statements fairly present in all material respects the financial position of the Company at the dates of the balance sheets included therein and the results of its operations for the respective periods indicated therein.

(c) The 2011 Audited Financial Statements (x) have been prepared from, and are in accordance with, the books and records of the Company and fairly reflect all of the properties, assets, Liabilities and transactions of the Company, in all material respects, (y) fairly present, in all material respects, the financial condition of the Company, and (z) accurately reflects, in all material respects, the operating results and cash flows of the Company, in each case at the date and for the time period indicated. The 2011 Audited Financial Statements have been prepared in accordance with GAAP consistently applied.

(d) The books of account of the Company to which Buyer and its representatives have been provided access are true, accurate and complete in all material respects.

3.6 Absence of Certain Developments. Except as set forth on Schedule 3.6 , since December 31, 2011, the Company has operated in the Ordinary Course of Business and (i) there has not been any event, change, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect, and (ii) the Company has not (except as contemplated by this Agreement or any Ancillary Agreement):

(a) mortgaged, pledged or subjected to any Lien (except Permitted Liens) any of its assets or properties;

(b) sold, leased, conveyed, assigned, pledged or transferred any portion of its tangible assets or transferred, assigned or licensed any of its Intellectual Property, in each case other than in the Ordinary Course of Business;

(c) issued, sold or transferred any of its capital stock or other Equity Interests, securities convertible into its capital stock or other Equity Interests or warrants, options or other rights to acquire its capital stock or other Equity Interests, or any bonds or debt securities;

(d) purchased, leased or otherwise acquired any property or assets of any Person for an amount in excess of $5,000 individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including an option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(e) declared or paid any dividends or distributions on or in respect of any of the Company’s capital stock or other Equity Interests or redeemed, purchased or acquired the Shares or other Equity Interest of any Person;

(f) incurred any Indebtedness or waived any material right or claim, including any write-off of any accounts receivable, or made any capital contributions to, investment in, or any loan to any other Person;

(g) made any capital expenditures or commitments therefor, except in the Ordinary Course of Business in accordance with the Company’s existing capital expenditure budget;

(h) paid, discharged or satisfied any Liability in excess of $5,000, other than the repayment of trade obligations;

(i) failed to promptly pay and discharge any current Liability other than in the Ordinary Course of Business;

(j) terminated any Material Contract (other than as a result of the expiration of the term of such Material Contract pursuant to its terms) or executed any material amendment or modification of any Material Contract;

(k) made any material changes in its Employee Benefit Plans or made any changes in wages, salary, or other compensation with respect to its officers, directors or employees, or made any material changes to the terms of any agreement related to the employment of any employee;

(l) adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, agreement or commitment for the benefit of any employee, officer or director;

(m) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n) except as required by Law, made or entered into any (i) new Tax election or change in any Tax election, (ii) amendment of any Tax Return, (iii) settlement or compromise of any Tax audit, (iv) change in any Tax accounting method or practice or (v) agreement with respect to Taxes;

(o) made any change in any accounting methods, elections, principles or practices used by the Company, except as required by GAAP or as disclosed in the 2011 Audited Financial Statements or Management Financial Statements;

(p) made any change in cash management practices and policies, practices and procedures with respect to the collection of accounts receivable, establishment of reserves for doubtful accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(q) paid, loaned or advanced (other than the payment of salary and benefits in the Ordinary Course of Business or the payment, advance or reimbursement of expenses in the Ordinary Course of Business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its employees, directors or officers (other than compensation, standard employee-related agreements, and the payment, advance or reimbursement of expenses, in each case, in the Ordinary Course of Business);

(r) commenced or settled any litigation; or

(s) agreed to (whether in writing or orally) do any of the foregoing.

3.7 Title to Assets.

(a) Except as set forth on Schedule 3.7 , the Company has good and valid title to, or a valid leasehold interest in, the properties and assets, tangible or intangible, that are personal property and that are either used or held for use by it (wherever located), that are reflected on the 12/31/11 Balance Sheet or that were acquired after December 31, 2011, in each case free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of since December 31, 2011 in the Ordinary Course of Business.

(b) The assets and properties referred to in (a) above, taken as a whole, are free from any material defects, have been maintained in accordance with normal industry practice, are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets and properties are presently used. Without liming the generality of the foregoing, the Company owns or holds a valid leasehold interest in, or a valid license to use, all the material assets, properties and rights, whether tangible or intangible, necessary for the conduct of the Business as presently conducted subject to any required consents set forth on Schedule 3.4.

3.8 Tax Matters. Except as set forth on Schedule 3.8:

(a) The Company has timely filed all material Tax Returns that it was required to file for Pre-Closing Tax Periods, except Tax Returns not yet due, and has paid all Taxes owed, whether or not shown on any Tax Return. All such Tax Returns as have been filed were true, accurate and complete in all material respects.

(b) The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, shareholder, creditor, customer or other party and has complied with all information reporting and backup withholding provisions of applicable Law.

(c) There are no Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) upon any assets of the Company.

(d) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which the Company has Knowledge. All Tax deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing Authority have been fully paid.

(e) The Company has not agreed to any extension or waiver of any statute of limitations period that has not expired in respect of any Tax Return. The Company has not agreed to and is not subject to any extension of time with respect to a Tax assessment or deficiency. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(f) No federal, state, local or foreign Tax audits, examinations or investigations or administrative or judicial Tax Proceedings are currently ongoing, pending or, to the Knowledge of the Company, have been threatened with respect to the Company in respect of any Tax.

(g) The Company is not a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(h) No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(i) The Company is not a party to any Tax allocation, Tax indemnity or Tax sharing agreements or similar arrangements.

(j) The Company has collected all sales, use or value added taxes required to be collected by applicable Law, and has timely remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authorities.

(k) The Company has provided Buyer with correct and complete copies of all Tax Returns filed by or with respect to the Company and all examination reports and statements of deficiencies issued to, assessed against, or agreed to by the Company for all taxable periods ending after December 31, 2006.

(l) The Company has not been a member of a consolidated, affiliated, combined or unitary Tax group and the Company has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(m) The Company will not be required to include in a Post-Closing Tax Period taxable income attributable to income of the Company that accrued and was received in a Pre-Closing Tax Period but was not recognized in any such period for any reason, including (i) the installment method of accounting, (ii) the long-term contract method of accounting, or (iii) a “closing agreement” as described in Section 7121 of the Code (or any provision of any state, local or foreign Tax Law having a similar effect).

(n) The Company has not agreed to, and is not required to, make any adjustment under Section 481(a) of the Code by reason of any change in accounting method or otherwise. The Company has not distributed the stock of any corporation or had its stock distributed by another person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code.

(o) The Company has not made any payments of, is not obligated to make any payments of, and is not a party to any agreement or agreements that, individually or collectively, provide for the payment by the Company of, any amount of salaries or compensation for services (i) that is not deductible under Sections 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code.

(p) The Company has not been a party to a “reportable transaction” (as such term is defined in Treasury Regulation Section 1.6011-4(b).

3.9 Contracts and Commitments.

(a) Except as expressly disclosed in another section of this Article III or as set forth on Schedule 3.9(a) , the Company is not a party to or bound by any of the following (whether written or oral):

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii) collective bargaining agreement or any other Contract with any labor union or other similar organization, or any severance agreements, programs, policies or arrangements;

(iii) management agreement or Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or that provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(iv) Contract involving any Government Entity;

(v) Contract relating to borrowed money or other Indebtedness, or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company, or any letter of credit arrangements, or any guarantee therefore;

(vi) Contracts that require the payment of any fee or penalty in the event of any failure to perform or late performance of such contract by the Company;

(vii) Contract under which the Company is a (A) lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $5,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(viii) Contract (or a group of related Contracts) with the same party continuing over a period of more than six months from the date or dates thereof, involving more than $10,000 annually in services provided by the Company or $10,000 annually payable by the Company;

(ix) Contract granting any Person any option, right of first refusal or preferential or similar right to purchase any of the assets of the Company;

(x) Contract relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures and minority equity investments or contracts or agreements that involve the sharing of profits, losses, costs or Liabilities with any other Person;

(xi) Intellectual Property License (other than any “shrink-wrap,” “click-wrap” or other similar non-customized software that is licensed solely pursuant to a non-exclusive license or is generally available for less than an aggregate amount per application of $5,000);

(xii) broker, dealer, franchise, agent, sales representative, sales or distribution Contract;

(xiii) power of attorney or other similar Contract or grant of agency;

(xiv) Contract that includes any “take or pay,” “meet or release,” “most favored nations” or other similar pricing or delivery provisions;

(xv) Contract that provides for the indemnification of any Person outside of the Ordinary Course of Business;

(xvi) Contract that relates to the acquisition or disposition of any stock or substantially all of the assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(xvii) Contract that limits or purports to limit the Company from engaging in any line of business or in any geographic area or during any period of time, including, without limitation, any material nondisclosure or confidentiality agreements; or

(xviii) other Contract, other than a Lease or a Contract previously disclosed in this subsection (a), that is material to its operations and business prospects or involves a consideration in excess of $10,000 annually, whether or not in the Ordinary Course of Business.

(b) All of the Contracts set forth or required to be set forth on Schedule 3.9(a) (collectively, the “Material Contracts”) are valid, binding and enforceable as to the Company and, to the Knowledge of the Company, as to the other parties thereto, in each case in accordance with their respective terms. Complete and correct copies of each Material Contract (including all material modifications, amendments, schedules, exhibits and supplements thereto and waivers thereunder which are in effect as of the date hereof) have been made available to Buyer. Each of the Material Contracts is in full force and effect without penalty in accordance with their respective terms. Except as set forth on Schedule 3.9(b) , neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 3.9(b), to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.10 Intellectual Property Rights.

(a) Schedule 3.10(a) sets forth a true and complete list of (i) all of the Intellectual Property Registrations owned by the Company and (ii) all of the Intellectual Property Rights of the Company that are not registered but that are material to the operation of the Business. Except as set forth on Schedule 3.10(a), all filings and fees required to maintain such Intellectual Property Registrations have been timely filed with and paid to the relevant Government Entity or authorized registrar and all such Intellectual Property Registrations are otherwise in good standing.

(b) The Company exclusively owns and possesses, free and clear of all Liens, except for Permitted Liens, all right, title and interest in and to, or has the right to use, the Intellectual Property Rights set forth on Schedule 3.10(a)). The Company exclusively owns and possesses, free and clear of all Liens, except for Permitted Liens, all right, title and interest in and to, or has the right to use, all Intellectual Property Rights that, to the Company’s Knowledge, are necessary for, or otherwise used or held for use in, the operation of the Business as presently conducted. For the purposes of this Section 3.10(b), the Intellectual Property Rights described on Schedule 3.10(a) (ii) will be considered for all purposes under this Agreement in the aggregate and not individually.

(c) Except as set forth on Schedule 3.10(c) , since January 1, 2007, the Company has entered into a written agreement with every current and former independent contractor engaged by the Company who developed Intellectual Property Assets for the Company, pursuant to which such independent contractor assigned to the Company any ownership interest and right they may have in the Intellectual Property Assets such independent contractor developed for the Company.

(d) To the Knowledge of the Company, the Intellectual Property Rights as currently or formerly owned by the Company, and the conduct of the Business as currently or formerly conducted, have not and do not infringe, violate or misappropriate the Intellectual Property Rights of any Person. To the Knowledge of the Company, the Intellectual Property Rights currently or formerly licensed or used by the Company have not and do not infringe, violate or misappropriate the Intellectual Property Rights of any Person. No claim is pending or, to the Knowledge of the Company, threatened to the effect that the operations of the Company do, or will, infringe upon, violate, misappropriate or conflict with the asserted rights of any other Person under any Intellectual Property Rights. No claim is pending or, to the Knowledge of the Company, threatened to the effect that any Intellectual Property Rights owned by the Company are or, upon consummation of the transactions contemplated by this Agreement, will be invalid. No claim is pending or, to the Knowledge of the Company, threatened to the effect that any Intellectual Property Rights owned by the Company are or, upon consummation of the transactions contemplated hereby, will be unenforceable by the Company and, to the Knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened). Except as set forth in Schedule 3.10(d), to the Knowledge of the Company, no claim is pending or threatened to the effect that any Intellectual Property Rights licensed to the Company, or which the Company otherwise has obtained from another Person the right to use, are or, upon consummation of the transactions contemplated by this Agreement, will be invalid or unenforceable by the Company, and, to the Knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened). Except as set forth on Schedule 3.10(d), to the Knowledge of the Company, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Rights owned by, or licensed to, the Company.

(e) Schedule 3.10(e) sets forth all licenses, sublicenses and other agreements by or through which the Company grants to any other Person exclusive or non-exclusive rights or interests in or to any Intellectual Property Rights owned by the Company, other than Contracts with clients of the Company granted in the Ordinary Course of Business. Complete and correct copies of each such agreement have been made available to Buyer. All such agreements are valid, binding and enforceable as to the Company and, to the Knowledge of the Company, the other parties thereto, in each case in accordance with their respective terms, and neither the Company nor, to the Knowledge of the Company, the other parties thereto are in material default of such agreements.

3.11 Litigation. Except as set forth on Schedule 3.11, (a) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or that relate to or affect its assets (including any Actions with respect to the transactions contemplated by this Agreement), and during the five years before the date hereof no such Actions were brought against the Company, (b) to the Knowledge of the Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action, and (c) the Company is not subject to any Order.

3.12 Brokerage. There are and will be no claims for brokerage commissions, investment banker’s fees, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party or subject to.

3.13 Environmental and Safety Matters. Except as set forth on Schedule 3.13:

(a) The Company has complied, and is in compliance, in all material respects with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company has obtained and complied, and is in compliance, in all material respects with all permits, licenses and other authorizations that may be required pursuant to any Environmental, Health and Safety Requirements and all such permits, licenses and authorizations may be relied upon by Buyer for the lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action. A list of all such permits, licenses and other authorizations is set forth on Schedule 3.13.

(c) The Company has not received any written request for information, demand letter, administrative inquiry, complaint, notice, report or information regarding any actual or alleged violations of or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under Environmental, Health and Safety Requirements.

(d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Hazardous Material or owned, occupied or operated any facility or property (and, to the Knowledge of Company, no such property or facility is contaminated by any Hazardous Material) so as to give rise to any current or future material Liabilities (including any Liability for response costs, reporting, investigation, assessment, remediation, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective or remedial obligations) pursuant to any Environmental, Health and Safety Requirements. To the Knowledge of Company, it has not stored, treated, recycled or disposed or arranged for storage, treatment, recycling, or disposal of Hazardous Materials to any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System or included on any similar listed maintained by any Government Entity.

(e) To the Knowledge of the Company, there are no underground or aboveground storage tanks located on or in the Leased Real Property.

(f) To the Knowledge of the Company, there is no asbestos, asbestos containing materials or polychlorinated biphenyls contained in or forming part of any building, building component, structure or office space in or on the Leased Real Property.

(g) The Company has provided to Buyer copies of all material documentation in its possession or control regarding Hazardous Materials or concerning compliance with Environmental, Health and Safety Requirements.

3.14 Insurance. Schedule 3.14

sets forth (a) a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company (each, an “Insurance Policy”) and (b) a list of all pending claims and a list of the claims history for the Company since December 31, 2011. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. In the past five years, the Company has not received any notice of, cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued on the 2011 Audited Financial Statements. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms and (y) have not been subject to any lapse in coverage. The Company is not in default under, nor has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company has made available to Buyer true, correct and complete copies of the Insurance Policies. The Company does not have any self-insurance or co-insurance programs.

3.15 Labor and Employment Matters.

(a) Schedule 3.15(a) contains a true and complete list of (i) each individual employed by the Company, (ii) the title or position of such employee (including whether full or part time), (iii) the rate of current base compensation payable to such employee, (iv) any accrued vacation or accrued or deferred bonus payments payable to such employee, (v) any contingent, deferred or incentive compensation payable to such employee, and (vi) the directors and officers of the Company. All commissions and bonuses payable by the Company as of the Closing Date to such employees, or to any Person engaged as a consultant or contractor, for services performed on or before the Closing Date will have been, as of the Closing Date, either paid in full or properly accrued for on the books of the Company. To the Knowledge of the Company, no executive or employee of the Company, and no group of employees of the Company, has any plans to terminate their employment with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise). Except as set forth on Schedule 3.15(a), the Company has not, at any time after December 31, 2011, increased the rate of current base compensation payable to any employee. Any such increases in the rate of current base compensation payable to any employee since December 31, 2011 that are set forth on Schedule 3.15(a) have been made in the ordinary course of business.

(b) Except for any Contract set forth on Schedule 3.9(a), no employee of the Company has an employment arrangement that is not “at will.” Except as set forth in Schedule 3.15(b), the consummation of the transactions contemplated by this Agreement will not entitle any employee to any change in control payments, severance payments, bonus, retirement allowance or benefit or any other type of payment due to any Contract between the Company and any such employee.

(c) The Company is not a party to, or bound by, any collective bargaining or other Contract with a union or other labor organization representing any of its employees, and there are no unions or other labor organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any such employee. For the past five years, there has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of the employees.

(d) The Company has complied, and is in compliance, in all material respects with all Laws applicable to the Company pertaining to employment and employment practices relating to its employees, including all Laws applicable to the Company relating to labor relations, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company to be brought or filed by or with any Government Entity or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Company, including any Actions relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under Laws applicable to the Company.

(e) The Company has complied, and is in compliance, in all material respects with all Laws applicable to the Company relating to its employees, including provisions relating to hiring, terms and conditions, termination, collective bargaining and the withholding and payment of social security and other Taxes. For the past five years, the Company has not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any Liability arising from the misclassification of any former or current employee as consultants or independent contractors or from the misclassification of consultants or independent contractors as employees of the Company. For the past five years, the Company has not violated the Worker Adjustment and Retraining Notification Act, as amended.

(f) To the Knowledge of the Company, no employee of the Company, is a party to any confidentiality agreement, non-competition agreement or proprietary rights agreement with any other third party that could reasonably be expected to affect the Company or the employee’s duties with respect to the Business following the Closing.

3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) contains a complete and accurate list of all Employee Benefit Plans.

(b) Except as set forth on Schedule 3.16(b) , each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in compliance in all material respects with the terms of such plan and the applicable requirements of ERISA, the Code, and other applicable Laws.

(c) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions, as applicable) have been timely filed or distributed with respect to each Employee Benefit Plan in accordance with the requirements of the Code, ERISA and applicable Law.

(d) The Company has paid or accrued all amounts it is required to pay as contributions to each Employee Benefit Plan by the date such contributions were required to be made, and all monies withheld from employee paychecks with respect to Employee Benefit Plans have been transferred to the appropriate plan within the time specified by applicable Law. With respect to the Employee Benefit Plans, all required contributions of the Company due, and all insurance premiums required to be paid, on or before the Closing Date will have been, as of the Closing Date, either made or properly accrued for on the books of the Company.

(e) With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, there is no Liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or continent Liability, nor would there be any such Liability if such insurance policy were terminated on the date hereof, and no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding, and, to the Company's Knowledge, no such proceedings with respect to any such insurer are imminent.

(f) Except as set forth on Schedule 3.16(f) , none of the Employee Benefit Plans is subject to Title IV of ERISA. Except as set forth on Schedule 3.16(f), the Company is not a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of the Company nor has the Company incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan. No Employee Benefit Plan or employment agreement provides health care or death benefit coverage beyond termination of employment, except to the extent required by Law. No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or the dependents or other beneficiary of any such current or former employee. The Company has never maintained or contributed to a “welfare benefit fund” as defined in Section 419(e) of the Code, a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

(g) The Company has delivered or made available to Buyer true and complete copies of the current plan documents (including amendments and all documents under which the Employee Benefit Plan is operating) and summary plan descriptions for each Employee Benefit Plan; the most recent determination letter received from the IRS, if applicable, with respect to any of the Employee Benefit Plans; all related trust agreements, insurance contracts, and other funding agreements that implement each Employee Benefit Plan; the three most recent Form 5500 annual reports and attached schedules for each Employee Benefit Plan for which such reports are required to be filed; all material correspondence to and from any Government Entity with respect to an Employee Benefit Plan received in the last three years; and all discrimination tests for the most recent two plan years for each Employee Benefit Plan for which such testing is required.

(h) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS reason to revoke such determination. For purposes of this Section 3.16(h), “determined” or “determination” refers to the issuance by the IRS of a favorable determination letter or, in the case of a prototype plan, opinion letter, with respect to the plan and trust document(s).

(i) As of the date of this Agreement, there are no pending suits, actions, arbitrations, legal proceedings, administrative, quasi-administrative, or enforcement proceeding or arbitration proceeding before any Government Entity, or, to the Knowledge of the Company, any other formal proceeding, investigation, inquiry, or review of the Company by any Government Entity (other than routine benefit claims) that have been asserted or instituted by, against, or relating to, any Employee Benefit Plan, the assets of any trust or other funding arrangement under any Employee Benefit Plan, or the Company, or any fiduciary with respect to any Employee Benefit Plan or any such trust or other funding arrangement. With respect to each Employee Benefit Plan, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit claims) under the terms of, or with respect to, such Employee Benefit Plan, ERISA, the Code or any other applicable Law.

(j) Except as disclosed in Schedule 3.16(j) , neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, increase any benefits payable under any Employee Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(k) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Employee Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any Employee Benefit Plan.

(l) No payment pursuant to any Employee Benefit Plan or other agreement, policy, or arrangement of the Company to any “service provider” (as defined in Section 409A of the Code and the regulations and guidance of the Internal Revenue Service promulgated thereunder) would subject any person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise. The Company does not have an obligation to make any reimbursement or other payment to any person with respect to any tax imposed under Section 409A of the Code.

3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a) , the Company has complied at all times since January 1, 2007, and is in compliance, in all material respects with all Laws applicable to the Company or to the operation of its Business. Since January 1, 2007, no notices have been received by, and no claims have been filed against, the Company alleging a violation of any such Laws.

(b) The Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Government Entities required for the conduct of the Business and the ownership of its assets and properties (collectively, the “Permits”). A complete and accurate list of the Permits held by the Company is set forth on Schedule 3.17(b). No notices have been received by the Company alleging the failure to hold any Permit. The Company has not received notice that it is in violation in any material respects with the terms and conditions of all the Permits set forth on Schedule 3.17(b) and each such Permit is valid and is in full force and effect.

3.18 Related Party Transactions. Except as set forth on Schedule 3.18, no Related Party (a) has been during the past three years a party to any Contract with the Company, (b) is currently a party to any Contract with the Company that is in effect as of the Closing Date or (c) has (or has had during the past three years) any interest in any of assets or properties of the Company or any of the assets or properties used by the Company in the conduct of the Business.

3.19 Real Property.

(a) Owned Real Property. The Company does not currently own, and has never owned any real property.

(b) Leased Real Property. Schedule 3.19(b) sets forth a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property (including the date and name of the parties to such Lease document). Except as set forth on Schedule 3.19(b), since January 1, 2007, the Company has not leased any land, buildings, structures, improvements, fixtures or other interest in any real property. The Company has delivered to Buyer a true and complete copy of each such Lease document (including any amendments, extensions, renewals or guaranties thereof) and, in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 3.19(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Closing of the transactions contemplated by this Agreement will not require the consent of any other party to such Lease except the Landlord in such Lease and will not result in a breach of or default under such Lease or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing provided such consent is obtained; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) the Company, and to the Knowledge of the Company such other party to the Lease, are not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Real Property Used in The Business. The Leased Real Property identified in Schedule 3.19(b) comprises all of the real property leased by the Company or used or held for use by the Company in the operation of the Business.

3.20 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.20, the Company does not have any Liability that is required to be set forth in a balance sheet, or disclosed in any footnote related thereto, prepared in accordance with GAAP other than (a) Liabilities reflected in, reserved against or described on the 12/31/11 Balance Sheet, and (b) Liabilities have been incurred after December 31, 2011 in the Ordinary Course of Business.

3.21 Accounts Receivable. All accounts receivable reflected on the 12/31/11 Balance Sheet and the accounts receivable arising after December 31, 2011 (a) have arisen from bona fide, arm’s length transactions entered into by the Company involving the sale of goods in the Ordinary Course of Business, (b) except as set forth in Schedule 3.21, constitute valid, undisputed claims of the Company and are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts or returns accrued in the Ordinary Course of Business, and (c) to the Knowledge of the Company, are fully collectible within 90 days of the Closing Date, subject to a reserve for doubtful accounts set forth on the 12/31/11 Balance Sheet, or, with respect to the accounts receivable arising after December 31, 2011, on the accounting records of the Company. The reserve for doubtful accounts, if any, set forth on the 12/31/11 Balance Sheet has been determined with reference to the overall historic experience of the Company, the current economic conditions and any known or expected losses.

3.22 Customers and Suppliers. Schedule 3.22 (a) sets forth a list of (a) the top 25 customers of the Company by dollar volume of sales (each a “Material Customer”) and (b) the top ten suppliers to the Company by dollar volume of purchases (each a “Material Supplier”), in each case for the fiscal years ended December 31, 2010 and 2011. Except as set forth on Schedule 3.22 (b), the Company has not received any notice from any Material Customer or any Material Supplier indicating that it will, and, to the Knowledge of the Company, no Material Customer or Material Supplier intends to, stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or supplying products or services from or to the Company, as applicable.

3.23 Information Systems. All components of the Company’s enterprise resource planning software, in each case as currently used by the Company, are operational and, to the Knowledge of the Company, perform the material functions for which they are intended.

3.24 Certain Payments. Neither the Company nor any director, officer, employee or other Person acting on behalf of the Company has directly or indirectly in the past five years (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, which, in each case of (i), (ii) and (iii), is in violation of any Law, or (b) established or maintained any fund or asset with respect to the Business that has not been recorded in the Management Financial Statements of the Company.

3.25 Bank Accounts. Schedule 3.25 sets forth each of the bank, investment, deposit or other similar accounts of the Company and the name of each Person that is an authorized signatory with respect to such account.

Article IV
Representations and Warranties of Buyer and Merger Sub

Buyer and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization, Power and Authority. Each of Buyer and Merger Sub is a corporation organized, validly existing and in good standing under the laws of its incorporation. Buyer and Merger Sub have all requisite power and authority necessary to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Buyer and/or Merger Sub is a party or by which either of them is bound have been duly authorized by all requisite proceedings of Buyer and Merger Sub. This Agreement and all other Ancillary Agreements contemplated hereby to which Buyer and/or Merger Sub is a party, when executed and delivered by Buyer and/or Merger Sub, as the case may be, in accordance with the terms hereof, will each constitute a valid and binding obligation of Buyer and/or Merger Sub, as the case may be, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

4.3 No Conflict. The execution, delivery and performance by Buyer and/or Merger Sub of this Agreement and all other Ancillary Agreements contemplated hereby to which Buyer and/or Mergers Sub is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer and/or Merger Sub, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (i) the Organizational Documents of Buyer and/or Merger Sub, (ii) any Law or Order to which Buyer and/or Merger Sub is subject, or (iii) any material agreement, instrument, judgment or decree to which Buyer and/or Merger Sub is subject. Neither Buyer nor Merger Sub is required to submit any notice, report or other filing with any Government Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Government Entity or any other party or Person is required to be obtained by Buyer and/or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Brokerage. Except for fees and expenses payable to Piper Jaffray, all of which will be paid by Buyer without any effect on the amount of Merger Consideration to be paid under this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer and/or Merger Sub is a party or to which either of them is subject.

4.5 Merger Sub. Since the date of its incorporation and through and including the Closing, Merger Sub has not carried on, and will not carry on, any business or conducted any operations other than the execution of this Agreement, the performance of their obligations thereunder and matters ancillary thereto.

4.6 Litigation. There is no private or governmental Action, suit, proceeding, claim, arbitration or, to the Knowledge of Buyer, investigation, pending before any Government Entity or, to the Knowledge of Buyer, overtly threatened in a written communication with Buyer, against Buyer or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger, Buyer’s ability to pay the Merger Consideration, or any of the other transactions contemplated by this Agreement.

4.7 Availability of Funds. Buyer and/or Merger Sub has available cash or existing available borrowing capacity under committed borrowing facilities on the date hereof, and Buyer and/or Merger Sub will have available cash at Closing, in each case that is sufficient to enable Buyer and Merger Sub to consummate the transactions contemplated herein. Buyer’s and Merger Sub’s obligations hereunder are not contingent upon procuring any financing.

Article V
Certain Covenants

5.1 Certain Actions to Close Transactions. Subject to the terms of this Agreement, each party will use its commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article VI (but with no obligation to waive any such condition) so as to consummate and effect the transactions contemplated herein, including (i) using commercially reasonable efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from Government Entities required to be obtained by such party and to make all necessary registrations and filings and take all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Government Entity, (ii) using commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties required to be obtained by such party, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to otherwise fully carry out the purposes of this Agreement; provided that the parties hereto understand and agree that commercially reasonable efforts of any party hereto shall not be deemed to include: (x) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Government Entity in connection with the transactions contemplated hereby or defending against or initiating any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby, or (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its (or any of its Affiliates’) businesses, assets or properties. The Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

5.2 Stockholder Approval. By not later than Noon, Eastern Daylight Time on March 28, 2012, the Company shall deliver to Buyer (a) a written consent of stockholders adopting this Agreement and approving the Merger, duly executed by Company Stockholders sufficient to constitute the Stockholder Approval in accordance with this Agreement, the DGCL and the Company Charter, and (b) a certificate executed by the Company Secretary certifying that the Stockholder Approval has been obtained in accordance with this Agreement, the DGCL and the Company Charter.

5.3 Conduct of Business Before the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement (including Schedule 5.3) or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Company will, (x) conduct the Business of the Company in the Ordinary Course of Business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company will:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) use commercially reasonable efforts to defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business in all material respects;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.6 to occur.

5.4 Access to Information. From the date hereof until the Closing, the Company will, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.4 will be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

5.5 No Solicitation of Other Bids.

(a) The Company will not, and will not authorize or permit any of its officers or directors or Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company will immediately cease and cause to be terminated, and will cause its officers, directors and Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition outside the ordinary course of business of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.5, the Company will promptly (and in any event within two Business Days after receipt thereof by the Company or any of its representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.5 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.6 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company will promptly notify Buyer in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied.

(b) From the date hereof until the Closing, Buyer will promptly notify the Company in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer or Merger Sub hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.3 to be satisfied.

(c) From the date hereof until the Closing, the Company, on the one hand, and Buyer on the other hand, shall give prompt written notice to the other party promptly upon becoming aware of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement; and

(iii) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting that party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11or Section 4.6, as applicable, or that relates to the consummation of the transactions contemplated by this Agreement.

(d) A party’s receipt of information pursuant to this Section 5.6 will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party in this Agreement and will not be deemed to amend or supplement the disclosure schedules.

5.7 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Article VIII).

5.8 Tax Matters. This Section 5.8 will exclusively govern the allocation of Taxes and responsibility as between the parties with respect to the Tax matters referred to in this Section 5.8.

(a) Tax Indemnification. Subject to Section 8.2(c), the Former Holders will, exclusively by delivery of instructions from the Stockholder Representative to the Escrow Agent to pay funds held under the Escrow Agreement, indemnify, defend, save and hold harmless any Losses attributable to (i) all Taxes (or the nonpayment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor or current or former affiliate of any of the foregoing) is or was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law), (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occuring on or before the Closing, and (iv) any and all Straddle Period Taxes allocable to the Company for the Pre-Closing Period.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns. Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are to be filed as of and after the Closing Date in accordance with applicable Tax Law.

(d) Cooperation on Tax Matters.

(i) Buyer and the Stockholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.8 and any audit, litigation or other proceeding with respect to Taxes relating to a period of time before the Closing Date. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis, at a reasonable cost to requesting party, to provide additional information and explanation of any material provided hereunder. The Company agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice before destroying or discarding any such books and records and, if the other party so requests, will allow the other party to take possession of such books and records.

(ii) Buyer and Stockholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Certain Tax Information. Buyer and Stockholder Representative agree, upon request, to promptly provide the other party with all information that either party may be required to report pursuant to Section 6043 or Section 6043A of the Code, or Treasury Regulations promulgated thereunder.

(f) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement will be borne 50% by Buyer and 50% by the Company, and the Company’s share of such amounts will be paid to Buyer from the funds held under the Escrow Agreement.

5.9 Employment Matters.

(a) For the period beginning on the Closing Date and continuing through December 31, 2012, Buyer shall cause the Surviving Corporation to provide each employee of the Surviving Corporation whose employment commenced prior to the Effective Time, other than employees with whom Buyer enters into employment agreements (“Carryover At-Will Employees”), with base compensation (base salary in the case of salaried employees, hourly wages in the case of hourly employees) no lower than the base compensation provided to such person immediately prior to the Effective Time, provided that nothing in this Agreement shall require Buyer or the Surviving Corporation to continue the employment of any Carryover Employee for any period.

(b) If Buyer terminates any full-time Carryover At-Will Employee without cause (as determined by Buyer in good faith), before the date that is exactly three months after the Closing Date, Buyer will provide that Carryover At-Will Employee with three months’ severance. Except as provided in the immediately preceding sentence, all Carryover At-Will Employees will be covered by Buyer’s standard severance policy as in effect from time to time.

5.10 Indemnification of Officers and Directors of the Company.

(a) Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each individual who is now, or has been at any time prior to the date hereof an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter or the bylaws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 3.9, will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and will remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Buyer and the Surviving Corporation (the “Indemnifying Parties”) will indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent will not be unreasonably withheld or delayed).

(c) The Surviving Corporation will, and Buyer will cause the Surviving Corporation to, (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend more than $9,000 per year as the annual premium for such coverage. If such insurance coverage cannot be obtained at an annual premium equal to or less than $9,000, the Surviving Corporation will obtain, and Buyer will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to $9,000.

(d) The obligations of Buyer and the Surviving Corporation under this Section 5.10 will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies will be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(e) In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other individual and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, then, and in either such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, will assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein will not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Article VI
Conditions to Closing

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable Law) on or before the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Stockholder Approval will have been obtained in accordance with the DGCL and the Company Charter;

(b) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Government Entity or arbitrator will be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or any other material transaction contemplated by this Agreement or making the consummation of the Merger or such other transaction illegal.

6.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are further subject to the fulfillment (or waiver by Buyer and Merger Sub, in their sole discretion and if permitted under applicable Law), at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Section 3.1 (Organization and Power), Section 3.3 (Capitalization; Subsidiaries; Indebtedness), Section 3.5 (Financial Statements), and Section 3.12 (Brokerage) (collectively, the “Company Specified Representations and Warranties”), the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The Company Specified Representations and Warranties will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

(b) The Company will have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company will have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) Buyer will have received evidence from the Company of actions by Company Stockholders sufficient to ensure that no more than ten percent (10%) of the shares of Company Stock outstanding as of the Effective Time are then or can thereafter become Dissenting Shares.

(d) Buyer will have received a copy of the completed 2011 Audited Financial Statements.

(e) The Company will have entered into a long term supply agreement with New Cast Industries Co. Ltd., a Korean company (“New Cast”), and its affiliates, in form and substance satisfactory to Buyer (it being specifically acknowledged by Buyer that an agreement term of a five year initial term, with a five year option to renew by Company or its successors, provided Company’s or its successors’ purchases of Product units from such supplier average not less than 5000 Product units per calendar month in 2016 and 5500 Product units per calendar month during the applicable portion of 2017), and the Company will have delivered to Buyer a fully executed original of that agreement.

(f) By not later than April 20, 2012, New Cast will have permitted Buyer to make a site visit to the Korean facilities of New Cast, the owner of New Cast will have given the representatives of Buyer a tour of the New Cast facilities, and the results of that site visit will have confirmed that: (i) New Cast has an operating facility; (ii) New Cast is currently manufacturing Product units at that facility and shipping them to the Company; and (iii) New Cast has the capability (or is capable of increasing capacity) to manufacture Product units at levels consistent with the projections for 2012, 2013, and 2014 set forth on Schedule 6.2(f).

(g) From the date of this Agreement, there will not have occurred any Material Adverse Effect, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h) Buyer will have received each of the following documents, in each case duly executed (if applicable) by each party thereto other than Buyer and in form and substance reasonably acceptable to Buyer:

(i) an escrow agreement, in the form attached hereto as Exhibit A, among the Company, the Stockholder Representative, Buyer, and the Escrow Agent (the “Escrow Agreement”);

(ii) employment agreements with each of Jodie Currie, CEO; Nancy Zeller, Senior Vice President of Sales & Marketing, each of which provides for compensation at the levels in effect before the execution of this Agreement, an agreement not to compete with the Business (as defined in this Agreement) for one year following termination of employment, and such other provisions as may be mutually agreed upon by Buyer and the respective officer;

(iii) a consulting agreement with Jeffrey L. Jensen, DPM, FACFAS, Medical Director, which provides for compensation at the levels in effect under his current consulting arrangement before the execution of this Agreement, an agreement not to compete with the Business (as defined in this Agreement) for one year following termination of the consulting arrangement, and such other provisions as may be mutually agreed upon by Buyer and Dr. Jensen;

(iv) copies of all consents to be obtained in order to consummate the transactions contemplated by this Agreement as required to be set forth on Schedule 3.4;

(v) invoices reflecting the Company Transaction Expenses;

(vi) written resignations of such officers, if any, of the Company as may be requested by Buyer;

(vii) a “FIRPTA” certificate duly executed by an officer of the Company, prepared in accordance with Treasury Regulation § 1.1445-2(c)(3), and otherwise in form and substance satisfactory to Buyer, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Code Section 897(c)(2)) at any time during the five year period before the Closing Date, and evidence of the filing of a notice and such certificate by the Company with the IRS, as required by Treasury Regulation § 1.897-2(h)(2).

(i) Buyer will have received a certificate of a duly authorized officer of the Company, current as of the Closing Date, certifying:

(i) that the Company has at least $600,000 of Closing Net Assets (of which at least $100,000 is cash on hand) as of the Closing Date;

(ii) that the amounts set forth on the Closing Payment Spreadsheet as Company Transaction Expenses are accurate and complete; and

(iii) that the information set forth on the updated CSE Table that is part of the Closing Payment Spreadsheet is accurate and complete.

6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the fulfillment or the Company’s waiver, at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.1 (Organization, Power and Authority), Section 4.4 (Brokerage), and Section 4.7 (Availability of Funds) (collectively, the “Buyer Specified Representations and Warranties”), the representations and warranties of Buyer contained in this Agreement, the Escrow Agreement, and any certificate or other writing delivered pursuant hereto will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The Buyer Specified Representations and Warranties will be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer will have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Escrow Agreement to be performed or complied with by it before or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer will have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) The Escrow Agreement will have been executed and delivered by the parties thereto and true and complete copies thereof will have been delivered to the Stockholder Representative.

(d) Buyer will have delivered the Closing Payment in the manner contemplated by Section 2.5.

Article VII
Termination

7.1 Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of Buyer, Merger Sub, and the Company;

(b) by Buyer and/or Merger Sub by written notice to the Company if:

(i) Neither Buyer nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIand such breach, inaccuracy or failure has not been cured by the Company within ten days of the Stockholder Representative’s receipt of written notice of such breach from Buyer and/or Merger Sub; or

(ii) any of the conditions set forth in Section 6.1or Section 6.2 will not have been, or if it becomes apparent to Buyer that any of such conditions will not be, fulfilled by June 30, 2012 unless such failure will be due to the failure of Buyer and/or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

(iii) Stockholder Approval shall not have been obtained and certified in accordance with and by the time specified in Section 5.2; (for the avoidance of doubt, Buyer will have no right to terminate pursuant to this Section 7.1(b)(iii) if (x) Stockholder Approval is obtained and certified in accordance with and by the time specified in Section 5.2).

(c) by the Company by written notice to Buyer and to Merger Sub if:

(i) The Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer and/or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer and/or Merger Sub within ten days of the receipt by them of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 6.1or Section 6.3 will not have been, or if it becomes apparent to the Company that any of such conditions will not be, fulfilled by June 30, 2012, unless such failure will be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing; or

(d) by Buyer or the Company if (i) any Law makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Government Entity has issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order has become final and non-appealable.

7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VII, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except as set forth in this Article VII and Article X hereof and except that nothing herein will relieve any party hereto from liability for any willful breach of any provision hereof.

Article VIII
Indemnification

8.1 Survival. The representations, warranties and covenants of the Company, on the one hand, and Buyer and Merger Sub, on the other hand, contained in this Agreement (including the disclosure schedules attached hereto and any certificates delivered pursuant hereto) will survive the Closing to the extent specified below:

(a) All covenants and agreements (as distinct from representations and warranties) that contemplate performance following the Closing Date will survive the Closing in accordance with their terms.

(b) The representations and warranties of the Company set forth in Article III will survive the Closing until the close of business on the first anniversary of the Closing Date, at which time they will expire. No claim may be brought or indemnity asserted with respect to any such representation or warranty after they expire, but any claim (whether or not fixed as to liability or liquidated as to amount) with respect to which an Indemnitee has given written notice to the Indemnitor in accordance with Section 8.4 on or before the close of business on the first anniversary of the Closing Date may continue to be asserted and indemnified against until finally resolved.

(c) The representations and warranties of Buyer and Merger Sub will not survive the Closing, and no claim may be made thereon or with respect thereto after the Closing.

8.2 General Indemnification.

(a) Indemnification Obligations of the Former Holders. From and after the Effective Time and subject to the limitations set forth in this Article VIII, the Former Holders will, exclusively through directions given by the Stockholder Representative to the Escrow Agent to disburse funds held under the Escrow Agreement, indemnify Buyer and its successors and permitted assigns, and their respective Affiliates, officers, directors, employees, managers, members and partners (collectively, the “Buyer Indemnified Parties”), and will save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any Liabilities, damages, penalties, fines, judgments, awards, settlements, expenses (including reasonable attorneys’ and consultants’ fees) and costs (individually a “Loss” and collectively “Losses”) that any such Buyer Indemnified Party may incur, suffer, sustain or become subject to as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement; or

(ii) any non-fulfillment or breach of any covenant made by the Company and/or the Stockholder Representative in this Agreement.

(b) Indemnification Obligations of Buyer. Buyer will indemnify the Stockholder Representative and the Former Holders and each of their respective successors and permitted assigns (collectively, the “Stockholder Indemnified Parties”) and will save and hold each of them harmless against and pay on behalf of or reimburse such Stockholder Indemnified Parties as and when incurred for any Losses that any Stockholder Indemnified Party may incur, suffer, sustain or become subject to as a result of any non-fulfillment or breach of any covenant made by Buyer under this Agreement.

(c) Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the right of Buyer Indemnified Parties to indemnification pursuant to this Article VIII is limited as follows:

(i) Claims Pursuant to Section 8.2(a)(i). The Former Holders will not be required to indemnify Buyer Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 8.2(a):

(A) unless and until the aggregate of all such Losses exceeds $145,000 (the “Deductible”), in which case the Former Holders will only be required to indemnify Buyer Indemnified Parties for Losses in excess of the Deductible; and

(B) to the extent the aggregate liability of the Former Holders for all such Losses exceeds $725,000.

(ii) Claims Pursuant to Section 8.2(a)(ii) and Fraud by the Company. Notwithstanding the above, the limitations contained in Section 8.2(c)(i)(A) will not limit the Former Holders’ obligations to indemnify Buyer Indemnified Parties (A) pursuant to Section 8.2(a)(ii) (non-fulfillment or breach of any covenant) or (B) for any Losses that any Buyer Indemnified Party may incur, suffer, sustain, or become subject to as a result of common law fraud on the part of the Company.

(iii) Claims Based on Fraud by a Former Holder. Notwithstanding the above, the limitations contained in Section 8.2(c)(i)(A) will not limit the obligations of any Former Holder to indemnify Buyer Indemnified Parties with respect to any Losses that any Buyer Indemnified Party may incur, suffer, sustain, or become subject to as a result of common law fraud on the part of such Former Holder, provided that in no event shall a Former Holder have any liability under this Section 8.2(c)(iii) (x) for an amount in excess of the Merger Consideration received by such Former Holder pursuant to this Agreement or (y) resulting from common law fraud on the part of another Former Holder.

(iv) Insurance. The right of an indemnified party to indemnification pursuant to Section 8.2 on account of any Losses will be reduced by all insurance proceeds actually received by such party, less any collection costs and increases in future premiums related to such Losses.

(v) Punitive Damages. The indemnified parties shall not be entitled to recover punitive, exemplary, speculative, consequential or indirect damages under this Article VIII

.

(vi) Rights to Indemnification to be Determined without Reference to Materiality Qualifications. For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.3 Exclusive Remedy. From and after the Effective Time, the remedies provided by this Article VIII, subject to the limitations set forth herein, will be the sole and exclusive remedies of Buyer Indemnified Parties and the Stockholder Indemnified Parties relating to or arising out of any inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than claims arising from common law fraud and claims for specific performance of the terms of this Agreement or the Escrow Agreement). Without limiting the generality of the foregoing, Buyer Indemnified Parties and Stockholder Indemnified Parties hereby waive any statutory, equitable or common law rights or remedies that otherwise may be asserted by such party for the recovery of Losses resulting from, relating to or arising out of any inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.3 will limit any Person’s right to seek or obtain specific performance of the terms of this Agreement or the Escrow Agreement or to seek any remedy on account of any Person’s fraudulent conduct.

8.4 Indemnification Procedures.

(a) Third Party Claims. If any Person making a claim for indemnification under this Article VIII (an “Indemnitee”) receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (or an Affiliate of a party to this Agreement or a representative of the foregoing) against the Indemnitee (a “Third Party Claim”), the Indemnitee must deliver to the indemnifying party (an “Indemnitor”) a written notice of such Third Party Claim promptly after receiving notice of such Third Party Claim describing in reasonable detail the nature of such Third Party Claim, a good faith estimate of the amount of Losses thereof (if known and quantifiable) and the basis thereof; provided, however, that the failure to so notify an Indemnitor will not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor will be actually prejudiced by such failure to so notify. Any Indemnitor will be entitled to participate in the defense of such Third Party Claim at such Indemnitor’s expense or, by giving written notice to the Indemnitee in which the Indemnitor accepts and assumes the responsibility for all Losses relating to such Third Party Claim (subject to the limitations set forth below), will be entitled to assume the defense of such Third Party Claim by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that:

(i) the Indemnitee will be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose and the Indemnitee will be responsible for the fees and expenses of such separate counsel; provided, further that if (A) any fees and expenses of such separate counsel were incurred by the Indemnitee before the date the Indemnitor assumes control of such Third Party Claim or (B) any fees or expenses of such separate counsel engaged by the Indemnitee are incurred following a determination that, in the reasonable opinion of counsel to the Indemnitee, there are legal defenses available to an Indemnitee that are inconsistent with those available to the Indemnitor, then, notwithstanding the foregoing, such fees and expenses of separate counsel will be borne by the Indemnitor (subject to the limitations set forth herein); and

(ii) the Indemnitor will not be entitled to assume control of the defense of a Third Party Claim if (A) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to such claim would be materially detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (E) such claim is asserted directly or on behalf of a Person that is a customer or supplier of the Company; or (F) the Indemnitor, in the reasonable judgment of the Indemnitee, does not have the financial resources to satisfy the amount of such claim, provided, that before the Indemnitee making such judgment, the Indemnitee will give the Indemnitor written notice and the opportunity to demonstrate to the Indemnitee in writing such Indemnitor’s financial ability to satisfy the amount of such claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnitor will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.4(b). If an offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such offer within ten Business Days after its receipt of such notice, the Indemnitor may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnitor as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such offer and also fails to assume defense of such Third Party Claim, the Indemnitor may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c) Direct Claims. Any Action by an Indemnitee on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) must be asserted by the Indemnitee as soon as is reasonably practicable after the Indemnitee becomes aware of such Direct Claim, but no delay in, or failure to give such notice will adversely affect any of the other rights or remedies of the Indemnitee or alter or relieve the Indemnitor of its obligation to indemnify the Indemnitee to the extent that such delay or failure has not materially prejudiced the Indemnitor. Such notice by the Indemnitee must describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including reasonable access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitee or any of its professional advisors may reasonably request. Within 20 Business Days after being notified of any such Direct Claim, the Indemnitor must notify the Indemnitee of whether or not such Indemnitor disputes its liability for such Direct Claim. If the Indemnitor does not so notify the Indemnitee that it disputes its liability for such Direct Claim within such 20-Business Day period, the Direct Claim specified by such Indemnitee in its notice to the Indemnitor thereof will be conclusively deemed to be a liability of the Indemnitor and the Indemnitor will be obligated to make payment therefor according to the provisions of Section 8.5; provided, however, that if the amount of such liability is not then determinable, the Indemnitor will be obligated to make payment therefor according to the provisions of Section 8.5 when the amount of such liability is agreed to by the Indemnitor and the Indemnitee or is finally adjudicated.

8.5 Payments. Once a Loss is agreed to by an Indemnitor, is conclusively deemed to be a liability of an Indemnitor or is finally adjudicated to be payable pursuant to this Article VIII, the Indemnitor will satisfy its obligations, by initiating a wire transfer of immediately available funds in the amount of such Loss to an account designated in writing by the Indemnitee within 15 days after the final determination thereof.

8.6 Merger Consideration Adjustment Treatment. All indemnification payments made pursuant to this Article VIII will be treated as adjustments to the Merger Consideration for all purposes and the parties agree to file their Tax Returns accordingly.

Article IX
Definitions

9.1 Definitions. For the purposes hereof, the following terms have the meanings set forth below:

“2011 Audited Financial Statements” means the audited balance sheet of the Company as of December 31, 2011, and the related statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, together with the notes thereto and the report thereon, that (a) are prepared from the books and records of the Company, and (b) are prepared in accordance with GAAP, together with an unqualified audit opinion by the Company’s auditor.

“12/31/11 Balance Sheet” has the meaning set forth in Section 3.5.

“Accounting Firm” has the meaning set forth in Section 2.6(b).

“Acquisition Proposal” has the meaning set forth in Section 5.5(a).

“Action” means any cause of action, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Preference Amount” means (i) the number of shares of Preferred Stock that are issued and outstanding immediately before the Effective Time, other than Dissenting Shares, multiplied by (ii) the Preference Amount Per Share.

“Aggregate Upfront Transaction Value” means an amount equal to (i) $14,500,000; minus (ii) the Escrow Amount; minus (iii) the Expense Fund Amount; and minus (iv) the Company Transaction Expenses Amount.

“Agreement” has the meaning set forth in the preamble.

“Allocable Share” means, with respect to any Former Holder, the quotient, expressed as a percentage, of (i) the number of Merger Shares held by such Former Holder, divided by (ii) the total number of Merger Shares.

“Ancillary Agreement” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Board of Directors” means the Board of Directors of the Company.

“Business” means the development, manufacturing, and marketing of total contact casting products for treating chronic wounds and lower extremity injuries.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in New York, New York are required or permitted to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer Specified Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Cash” means the Company’s cash and cash equivalents, calculated in accordance with GAAP.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Net Assets” means the excess of (i) the total assets of the Company (excluding any deferred tax asset) as of the Closing Date over (ii) the total liabilities of the Company as of the Closing Date, in each case calculated in a manner consistent with the 2011 Audited Financial Statements.

“Closing Payment” means an amount of cash equal to (i) the Aggregate Upfront Transaction Value; minus (ii) any amount to be retained by Buyer in respect of Dissenting Shares pursuant to Section 2.9(a).

“Closing Payment Spreadsheet” has the meaning set forth in Section 2.4.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” has the meaning set forth in Section 2.1(b).

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Charter” means the Certificate of Incorporation of the Company and all amendments and certificates of designation filed with respect thereto.

“Company Option” means any option to purchase Common Stock granted by the Company under the Company Option Plan.

“Company Option Plan” means the Company's 2003 Stock Incentive Plan, as amended.

“Company Securities” means the Company Stock and Company Options.

“Company Securityholder” means any holder of Company Securities.

“Company Stock” means the Common Stock and the Preferred Stock.

“Company Stockholder” means any holder of Company Stock.

“Company Transaction Expenses” means the third party legal fees and expenses payable by the Company arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby that relate solely to legal services provided and expenses incurred at or before the Effective Time.

“Confidential Information” means any information, whether written or oral, that the Company does not in the Ordinary Course of Business disclose to any Person outside the Company concerning the businesses and affairs of the Company excluding any information that (i) was in the public domain at the time of disclosure, (ii) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (iii) is disclosed to the recipient by a third party not under an obligation of confidence, or (iv) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing before such disclosure.

“Contracts” means the contracts, agreements, leases (other than the Leases), licenses, deeds, mortgages, promissory notes, indentures, purchase orders, task orders, change orders or other documents in which the terms of any Contract are supplemented or in any way modified to which the Company is a party, whether written or oral.

“CSE Table” has the meaning set forth in Section 2.3.

“CSE Value” means (i) with respect to any share of Common Stock, one (1); and (ii) with respect to any share of Preferred Stock, the number of shares of Common Stock that would be issued upon conversion of such share of Preferred Stock to shares of Common Stock in accordance with the Company Charter.

“Deductible” has the meaning set forth in Section 8.2(c)(i)(A).

“Direct Claim” has the meaning set forth in Section 8.4(c).

“Disputed Items” has the meaning set forth in Section 2.6(b).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in ERISA §3(3)) and each other material benefit plan, program, or arrangement maintained, sponsored, contributed to (or required to be contributed to) by the Company or any ERISA Affiliate of the Company, or with respect to which the Company or any ERISA Affiliate of the Company has any Liability.

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign Laws, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution, exposure to Hazardous Materials or protection of the environment, including those: (i) relating to natural resources or natural resource damages, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata) or (ii) concerning the presence of, exposure to, or the management, manufacture, use, Release, containment, storage, recycling, reclamation, reuse, treatment, licensing, reporting, permitting, investigation, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Equity Interest” means any unit, membership interest, capital stock, partnership or other similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization that is a member of the controlled group of organizations of the Company and its Subsidiaries (within the meaning of Sections 414(b), (c) or (e) of the Code).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 6.2(h)(i).

“Escrow Amount” has the meaning set forth in Section 2.4(a).

“Expense Fund Amount” has the meaning set forth in Section 2.4(b).

“Former Holders” means the record holders of Company Securities (excluding Dissenting Shares) that are outstanding immediately prior to the Effective Time.

“Former Holder Expense Fund” means the cash fund held and administered by the Stockholder Representative for the payment of Former Holder Expenses.

“Former Holder Expenses” has the meaning set forth in Section 2.10(d).

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state, municipality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental, Health and Safety Requirements, and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, and, to the extent actually regulated by Environmental Health and Safety Requirements, radon, mold, and lead or lead-containing materials.

“Indebtedness” means, without duplication, with respect to the Company, (i) any liability or obligation for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities, brokerage costs and any payments associated with the repayment of any such obligations), (ii) any liability or obligation evidenced by any note, bond, debenture or other debt security, (iii) any commitment that assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, banker’s acceptance or note purchase facility), (iv) any liability or obligation pursuant to a guarantee, (v) any obligations under capitalized leases determined in accordance with GAAP or with respect to which such entity is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such entity assures a creditor against loss, and (vi) any obligations under any interest rate, currency or other hedging arrangement. For the avoidance of doubt, Indebtedness will not include any trade payables incurred in the Ordinary Course of Business.

“Indemnitee” has the meaning set forth in Section 8.4(a).

“Indemnitor” has the meaning set forth in Section 8.4(a).

“Insurance Policy” has the meaning set forth in Section 3.14.

“Intellectual Property Assets” means all of the Intellectual Property Rights of the Company, including the Company’s rights to Intellectual Property Rights under the Intellectual Property Licenses and the goodwill represented by all such Intellectual Property Rights.

“Intellectual Property Licenses” means all actual or implied licenses, sublicenses and other agreements by or through which any other Person grants to the Company exclusive or non-exclusive rights or interests in or to any Intellectual Property Rights.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Government Entity or authorized private registrar.

“Intellectual Property Rights” means any or all of the following and all similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) all design and utility patents, letters patent, patented and patentable designs and inventions, and pending patent applications and provisional applications, including continuations, divisionals, continuations-in-part, reexaminations, renewals, or reissues of patent applications and patents issuing thereon throughout the world, (ii) all trademarks, service marks, trade names, service names, brand names, logos, slogans and trade dress and other proprietary indicia of goods and services whether registered, unregistered or arising by Laws, and all applications, registrations and renewals thereof, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and all rights corresponding thereto throughout the world, (iii) all original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Laws), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registration and applications, and all other literary property or author rights and all other rights corresponding thereto throughout the world, and mask work rights, (iv) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Government Entity, uniform resource locators, (v) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, invention disclosures, proprietary information, improvements, methods, processes, compositions, customer lists and other trade secrets, whether or not patentable and any documentation related thereto and (vi) computer software (including data, source code and all related documentation and information) that is owned, used, held for use, sold or licensed, or offered for sale or license, by the Company.

“IRS” means the United Stated Internal Revenue Service.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means, with respect to a particular fact or other matter, actual awareness of such fact or other matter. The Company will be deemed to have “Knowledge” of a particular fact or other matter only if Jodie Currie, Nancy Zeller or Mike Morrissey has Knowledge of such fact or other matter.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” or “Liabilities” means, with respect to any Person, any direct or indirect liability, obligation, debt, guaranty or endorsement of whatever kind or nature (whether secured or unsecured, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, or otherwise) and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of another Person.

“Loss” or “Losses” has the meaning set forth in Section 8.2(a).

“Management Financial Statements” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means an event, occurrence, or development which has had a material adverse effect upon the financial condition or operating results of the Company taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company operates that do not disproportionately affect the Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, in each case that do not disproportionately affect the Company, (iii) changes in laws, rules, regulations, orders, or other binding directives issued by any Government Entity, (iv) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby (except to the extent in violation of this Agreement), or (v) the execution and delivery of this Agreement or announcement of the transactions contemplated hereby or the identity, business or operations of Buyer or its Subsidiaries or any facts or circumstances relating to Buyer or its Subsidiaries, including in each case the loss of customers, suppliers or vendors.

“Material Contracts” has the meaning set forth in Section 3.9(b).

“Material Customer” has the meaning set forth in Section 3.22.

“Material Supplier” has the meaning set forth in Section 3.22.

“Merger Consideration” means the Preferred Merger Consideration, the Common Merger Consideration and the Option Merger Consideration.

“Merger Share” means, without duplication, as to each Company Securityholder: (a) each share of Common Stock other than Dissenting Shares held by the Company Securityholder immediately prior to the Effective Time; (b) each share of Common Stock that would be held by the Company Securityholder immediately prior to the Effective Time if all shares of Preferred Stock other than Dissenting Shares then held by the Company Securityholder were converted into shares of Common Stock in accordance with the Company Charter, and (c) each share of Common Stock that would be held by the Company Securityholder immediately prior to the effective time if all of the Company Options held by that Company Securityholder were exercised in a net-settled exercise at that time (without taking into account any tax withholding obligation) and assuming the value of the Common Stock at that time was equal to the Pro Forma Common Merger Consideration. For the avoidance of doubt, assuming no change in holdings of Company Securities by Company Securityholders between the date of this Agreement and the Effective Time and no Dissenting Shares, the number of Merger Shares held by each Company Securityholder will be equal to that Company Securyityholder’s Aggregate CSE as set forth on the CSE Table.

“Objection Statements” has the meaning set forth in Section 2.6(b).

“Option Merger Consideration” has the meaning set forth in Section 2.2.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ, in each case issued by any Government Entity.

“Ordinary Course of Business” means the Company’s ordinary course of business consistent with its past custom and practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; or (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Government Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s Business, (v) public roads and highways, (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, and (ix) the Liens set forth on Schedule 10.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Post-Closing Payment” means any amount that becomes due and payable, directly or indirectly, to Former Holders pursuant to the Escrow Agreement or Section 2.10 or Section 5.8

of this Agreement.

“Post-Closing Payment Spreadsheet” means a certificate executed by the Stockholder Representative setting forth, in reasonable detail, as of the date any Post-Closing Payment is required to be made, (i) the amount of any supplemental deposit to the Former Holder Expense Fund requested by the Stockholder Representative in accordance with Section 2.10(d), arising in connection with or related to such Post-Closing Payment, and wire transfer instructions for any Person to whom any such expenses or deposit will be payable; and (ii) with respect to each Former Holder, the aggregate number of Merger Shares held by such Person, the Allocable Share of such Person, and the portion of the Post-Closing Payment payable to such Person.

“Pre-Closing Tax Period” has the meaning set forth in Section 5.8(a)

.

“Preference Amount Per Share” means $0.50.

“Preferred Merger Consideration” has the meaning set forth in Section 2.1(b).

“Preferred Stock” means the Company's Series A Preferred Stock, par value $0.01 per share.

“Pro Forma Aggregate Merger Consideration” means the dollar amount equal to (i) $14,500,000; minus (iii) the Aggregate Preference Amount (determined, for purposes of this definition, from the CSE Table and as if the number of Dissenting Shares is zero).

“Pro Forma Common Merger Consideration” means the dollar amount equal to (a) the Pro Forma Aggregate Merger Consideration, divided by (b) the aggregate number of Merger Shares (determined, for purposes of this definition, from the CSE Table and as if the number of Dissenting Shares is zero).

“Related Party” means any current or former stockholder, director, officer, employee or Affiliate of the Company.

“Release” has the meaning set forth in CERCLA.

“Residual Upfront Payment Per Share” means an amount equal to (i) the Residual Upfront Transaction Value, divided by (ii) the total number of Merger Shares and Dissenting Shares.

“Residual Upfront Transaction Value” means the Aggregate Upfront Transaction Value minus the Aggregate Preference Amount.

“Securities Act” has the meaning set forth in Section 3.3(a).

“Stockholder Approval” has the meaning set forth in Section 3.2.

“Stockholder Representative” means the individual named as such Section 2.10(a) or his successor determined in accordance with the terms of this Agreement.

“Straddle Period” has the meaning set forth in Section 5.8(b).

“Straddle Period Taxes” means any Taxes with respect to the Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, county, local or foreign income, gross receipts, commercial activity, ad valorem, franchise, net worth, profits, sales or use, value added, transfer, production, documentary, profits, windfall profits, registration, excise, utility, environmental, premium, communications, real or personal property, real property transfer, intangibles, capital stock, license, lease, service, service use, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs, duties and other taxes of any kind whatsoever (including tax for which a taxpayer is responsible by reason of Treasury Regulations Section 1.1502-6 and any comparable provision of state, local or foreign Tax Law) or as a successor or by reason of contract, indemnity or otherwise, together with any interest, deficiencies, penalties, additions to tax, and any interest attributable in respect of such deficiencies, penalties or additions) whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Taxing Authority” means any Government Entity responsible for the imposition or the administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

9.2 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) The symbol “$” and the word “dollars” refer to United States currency unless otherwise specifically provided.

Article X
Miscellaneous

10.1 Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of outside legal counsel) (a) if incurred by Buyer or Merger Sub, will be paid by Buyer, (b) if incurred by the Company, will be paid by the Company, and (c) if incurred by any Company Stockholder, will be paid by the Company Stockholder incurring the cost or expense.

10.2 Remedies. Except as expressly provided in Article VIII or elsewhere in this Agreement, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by Laws. Except as expressly provided in Article VIII or elsewhere in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction.

10.3 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Stockholder Representative. No course of dealing between or among the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

10.4 Successors and Assigns. This Agreement and the rights hereunder will not be assignable or transferable by any party without the consent of the other parties (the consent of the Stockholder Representative in the case of any assignment by Buyer), except that Buyer may (a) assign all or any portion of its rights under this Agreement to any of its Affiliates (but such assignment will not release Buyer from any liability or obligation under this Agreement and provided that Buyer shall enter into a customary guaranty of such obligations, in such form as reasonably satisfactory to the Stockholder Representative) or (b) collaterally assign all or any portion of its rights under this Agreement to any of the Company’s or Buyer’s lenders, in each case without the prior written consent of the Stockholder Representative. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns.

10.5 Press Releases and Communications. Buyer intends to make a press release and public announcement related to this Agreement and the transactions contemplated herein shortly after the execution of this Agreement. Buyer will provide a copy of the proposed press release to the Company for its review before issuing the press release. The Company will not make a press release or public announcement related to this Agreement or the transactions contemplated herein without the approval of Buyer (which will not be unreasonably withheld, conditioned or delayed).

10.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.7 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied, facsimile or pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

10.8 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

10.9 No Third Party Beneficiaries. Except as set forth in Section 5.9, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns (other than with respect to Buyer Indemnified Parties and Stockholder Indemnified Parties, who will be third party beneficiaries of this Agreement) and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

10.10 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The disclosures set forth in any section of the disclosure schedules relate only to the representations and warranties in the section of the Agreement in which such section of the disclosure schedules are expressly referenced except as would be clearly apparent to an independent third party that a disclosure in one section of the disclosure schedules is also applicable to another section of the disclosure schedules or another representation or warranty of the Company. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

10.11 Governing Law; Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any judicial proceeding brought with respect to this Agreement may be brought in a state or Federal court of competent jurisdiction within the State of New Jersey, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

10.12 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent by facsimile (provided the facsimile is promptly followed by delivery by reputable overnight courier service), or one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications will be sent to Buyer and to the Stockholder Representative at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but will not be deemed to have been duly given unless and until actually received by the intended recipient.

To the Stockholder Representative:

MedE SR LLC
17 Harding Street

Medfield, MA 02052

Fax: 508-359-6657

Attn: John E. Wolfe

with a copy to (which will not constitute notice to the Stockholder Representative):

Faegre Baker Daniels LLP

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240-3789

Attn: Daniel L. Boeglin

Fax: (317) 569-4800

To the Company):

MedEfficiency, Inc.
5161 Ward Road, Unit 7

Wheat Ridge, CO 80033
Fax: (303) 321-6081

with a copy to (in the case only of notices given before the Effective Time, which will not constitute notice to the Company):

Faegre Baker Daniels LLP

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240-3789

Attn: Daniel L. Boeglin

Fax: (317) 569-4800

but with a copy to (in the case only of notices given after the Effective Time, which will not constitute notice to the Company):

Thompson Hine LLP
335 Madison Ave
New York, NY 10017
Attn: Todd Mason
Fax: (216) 344-6101

To Buyer:

Derma Sciences, Inc.
214 Carnegie Center, Suite 300
Princeton, New Jersey 08540
Attn: Edward J. Quilty
Fax: 609-514-8554

with a copy to (which will not constitute notice to Buyer):

Thompson Hine LLP
335 Madison Ave
New York, NY 10017
Attn: Todd Mason
Fax: (216) 344-6101

10.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.

Derma Sciences, Inc.

By: /s/ Edward J. Quilty
Name: Edward J. Quilty
Title: Chief Executive Officer
ME Merger Sub Inc.

By: /s/ Edward J. Quilty
Name: Edward J. Quilty
Title: President

MedEfficiency, Inc.

By: /s/ V. Marc Droppert
Name: V. Marc Droppert
Title: Chairman

MedE SR LLC

By: /s/ John E. Wolfe
Name: John E. Wolfe
Title: President & CEO

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